JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13G (and any amendments thereto) with respect to relating to the common stock of U.S. Gold Corp. as at quarter end of December 31, 2025 is, and any amendments thereto signed by each of the undersigned shall be filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Dated: 06/01/2026

AIMS Asset Management Sdn. Bhd.
By: /s/ Eileen Sim
Name: Eileen Sim
Title: Compliance Officer

Seraya Investment Pte. Ltd.
By: /s/ Eileen Sim
Name: Eileen Sim
Title: Authorised Signatory